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EXHIBIT 99.1      PRESS RELEASE OF THE REGISTRANT

         On February 3, the Registrant issued the following press release announcing the sale of virtually all of its assets to Base Acquisition Corp., a subsidiary of Value City Department Stores, Inc.:

"Thursday, February 3, 1:05 p.m. Eastern time

            VALUE CITY DEPARTMENT STORES TO ACQUIRE FILENE'S BASEMENT

         WELLESLEY, MA--Feb. 3, 2000 - - Value City Department Stores, Inc. (NYSE: VCD) and Filene's Basement Corp. (OTC:BSMTQ) announced today that Base Acquisition Corp., a wholly-owned subsidiary of Value City, has signed a definitive purchase agreement to acquire substantially all of the assets and assume certain liabilities of Filene's Basement. The closing is anticipated to take place between the end of February and mid-March. In the interim, Base Acquisition will assume temporary management of Filene's Basement pursuant to a Management Agreement. Both agreements are subject to Bankruptcy Court approval.

         Filene's Basement has been operating its business as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court for the Eastern District of Massachusetts since filing for relief under Chapter 11 of the United States Bankruptcy Codes on August 23, 1999.

         The company, which will retain the valuable Filene's Basement name, currently operates 14 Filene's Basement and eight Aisle 3 stores. It plans to close all of the Aisle 3 stores and is considering re-opening its three Filene's Basement stores in Washington D.C. This would leave Filene's Basement with key stores in Washington, New York, Chicago and Massachusetts, including its flagship store located in downtown Boston.

         Chairman and CEO Sam Gerson commented, "We are delighted with the sale to Value City, which has a reputation for being a business builder. We will now focus on re-energizing our core stores and filling them with high-quality, bargain-priced, brand name merchandise that made us a retailing legend. To partner with a fellow "off price" retailer who understands our business will make for a smooth transition and a much better company going forward." He added, "Our collective contacts with European fashion houses and American designers will allow Filene's Basement to stock our stores with the types of special bargains which made us famous."

         Value City Department Stores Inc. currently operates 105 full-line, off-price department stores offering men's, women's and children's apparel, shoes, housewares, domestics, toys, sporting goods, jewelry and health and beauty aids. The stores are located in the midwest, mid-Atlantic and southeast, with thirteen new stores scheduled to open in the St. Louis metropolitan area within the next 90 days. Additionally, Value City owns and operates the 58-store DSW Shoe Warehouse chain with locations, in major cities throughout the U.S., including stores in Framingham and Holyoke, Massachusetts. Since 1984, Value City has had a distribution center in Lynnfield, Massachusetts, which will assist in keeping the regional stores stocked with new merchandise on a regular basis.


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         Mike Tanner, Value City's President said, "We feel that our acquisition of Filene's Basement, an institution in Boston, is a good fit with our `deal-driven' merchandise strategy. This union will strengthen our merchandising team and give us greater buying power in the off-price industry."

         Jay Schottenstein, Chairman and CEO of Value City, added, "This combination will make us the premier deal-maker in the industry for fabulous buys that will excite both Value City and Filene's Basement customers and will provide synergies for key areas of our business."

         Based on the proposed purchase agreement, it is not expected there will be any proceeds remaining for stockholders. The total price to purchase all of the assets, and assume specified liabilities, was approximately $89 million, subject to adjustment. The agreement contemplates payment in full to secured creditors and post-petition unsecured claims. Any remaining proceeds will be applied against pre-petition unsecured claims. The agreement is subject to a number of conditions before closing and to approval of the Bankruptcy Court.

Note to Editors:

         This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which statements are intended to be covered by the statutory safe harbor provisions. The forward-looking statements include but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of Value City and Filene's Basement and their management, and include: statements regarding completion of the acquisitions of Filene's Basement by Value City (paragraph one), the closing of Aisle 3 stores and re-opening of Filene's Basement stores (paragraph three), the effect of the transition in ownership (paragraphs four, six and seven), and the opening of Value City stores (paragraph five). These forward-looking statements involve numerous risks and uncertainties, including the fact that the acquisition is subject to numerous conditions some of which are beyond the control of the parties. Value City's need to obtain the modification or replacement of its existing bank credit facility or other financing in order to fund the acquisition. Value City's ability to profitably operate the Filene's Basement stores and to successfully achieve savings and efficiencies in the combination and also to the various risks inherent in Value City's business and other risks and uncertainties detailed from time to time in Value City's periodic reports filed with the Securities and Exchange Commission, including, Value City's Annual Report on Form 10-K for the year ended January 30, 1999. One or more of these factors have affected, and could in the future affect, Value City's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Accordingly, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Value City, or any other person, that objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of Value City and Filene's Basement. Neither Value City nor Filene's Basement assumes any obligation to update forward-looking statements.


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Contact:          Nancy Sterling of Filene's Basement (617) 348-1811
                  Bob Wysinski of Value City Dept. Stores (614) 478-2242."